UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: December 11, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	0-13976	72-0717400
(State or other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
     Effective as of December 11, 2006, (i) Sections 1 and 3 of Article VI of the bylaws (“Bylaws”) of Akorn, Inc. (the “Company”), were amended and (ii) a new Section 9 of Article VI of the Bylaws was added pursuant to a Certificate of Amendment to the Bylaws of the Company (“Amendment to Bylaws”), to allow and authorize the Company to issue some or all of the shares of its stock without certificates.
     The description of the Amendment to Bylaws herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.
ITEM 8.01 OTHER EVENTS.
     On December 12, 2006, Arthur S. Przybyl, President, Chief Executive Officer and a Director of the Company, exercised options to purchase 300,000 shares of the Common Stock of the Company, which were set to expire in 2007. He also sold 300,000 shares at an average price of $6.0589 per share on the open market.
     Mr. Przybyl stated that he exercised the options largely for personal year-end tax planning purposes, and to help facilitate his exercise of stock options to purchase an additional 775,000 shares of the Company’s Common Stock that expire in early 2008 and 2009.
     He expects that the sale of the 300,000 shares will provide him with a source of funds to pay a portion of the exercise prices of the additional options that expire in 2008 and 2009.
     Mr. Przybyl continues to beneficially own 485,335 shares of Common Stock, and holds outstanding stock options to acquire 1,325,000 shares. Mr. Przybyl also expects to receive a grant of options to purchase an additional 400,000 shares of Common Stock on January 1, 2007, as required by his employment agreement, which will further increase his stake in the Company.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.
     3.1 Amendment to Bylaws effective as of December 11, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: December 14, 2006